Exhibit (d)(1)

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made this 30th day of May, 2014 by and between ASTON FUNDS, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust set forth on Schedule A hereto as may be amended from time to time (each, a “Fund” and collectively, the “Funds”) and ASTON ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services to each Fund, and the Adviser is willing to furnish such services to each Fund.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Trust and the Adviser as follows:

1.                  Appointment.  The Trust hereby appoints the Adviser to act as investment adviser to each Fund for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.                  Duties of Adviser.  As investment adviser, the Adviser shall: (i) manage the investment and reinvestment of the assets of each Fund, (ii) continuously review, supervise and administer the investment program of each Fund, (iii) determine in its discretion, the assets to be held uninvested, (iv) provide the Trust with records concerning the Adviser’s activities which are required to be maintained by the Trust and (v) render regular reports to the Trust’s officers and Board of Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the oversight of the officers and

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the Board of Trustees of the Trust and in compliance with the objectives, policies and limitations set forth in each Fund’s then effective prospectus and statement of additional information. The Adviser shall determine from time to time what securities and other investments will be purchased, retained, sold or exchanged by each Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions, all subject to the provisions of the Trust’s Declaration of Trust and By-Laws, as amended from time to time, the 1940 Act, and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, and any other specific policies adopted by the Board and communicated to the Adviser. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of a Fund in one or more investment companies. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Funds, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to a Fund’s portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board.

3.                  Delegation of Duties.  Subject to the Board’s approval, the Adviser and/or a Fund may enter into contracts with one or more investment subadvisers, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment subadvisers any or all its duties specified hereunder, on such terms as the Adviser will determine to be necessary,

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desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser and further provided that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act and rules thereunder. Any such delegation shall not relieve the Adviser of any of its duties hereunder.

4.                  Manager of Managers Structure.  The Adviser shall also have the authority, upon the approval of the Board and subject to applicable provisions of the 1940 Act and the regulations thereunder, to select one or more subadvisers to provide day-to-day portfolio management with respect to all or a portion of the assets of any of the Funds and to allocate and reallocate the assets of a Fund between and among any subadvisers so selected pursuant to a “manager of managers” structure. The Trust acknowledges that the Adviser would have the authority to retain and terminate subadvisers, engage new subadvisers and make material revisions to the terms of the subadvisory agreements subject to approval of the Board of Trustees, but not shareholder approval, under this structure.

5.                  Portfolio Transactions.  The Adviser shall select and monitor the selection of the brokers or dealers that will execute the purchases and sales of securities for the Funds and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Funds is obtained. Subject to policies established by the Board of Trustees of the Trust and communicated to the Adviser, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of a Fund, or be in breach of any obligation owing to the Trust or in respect of a Fund under this Agreement, or otherwise, solely by reason of its having caused a Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange,

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broker or dealer would have charged if the Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 and interpretive guidance issued by the SEC thereunder) provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser’s overall responsibilities with respect to the accounts, including the Funds, as to which it exercises investment discretion. The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

6.                  Expenses.  The Adviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, the Adviser shall not be responsible for a Fund’s expenses, including, without limitation: advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organizational costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, administrators, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders;

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costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund except as otherwise determined by the Trustees; Board fees; audit fees; travel expenses of officers, Trustees and employees of the Trust who are not officers, employees or directors of the Adviser or its affiliates, if any; and the Trust’s pro rata portion of premiums on any fidelity bond and other insurance covering the Trust and its officers, Trustees and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto.

The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected. No officer or employee of the Trust or a Fund shall receive from the Trust or a Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser, except as the Board may decide.

7.                  Compensation of the Adviser.  For the services to be rendered by the Adviser as provided in this Agreement, each Fund shall pay to the Adviser within five business days after the end of each calendar month a monthly fee of one-twelfth the annual rate set forth opposite the Fund’s name on Schedule B hereto based on the Fund’s average daily net assets for that month. For the purposes of this Agreement, each Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information.

In the event of termination of this Agreement, the fee provided in this Section 7 shall be paid on a pro-rata basis, based on the number of days during which this Agreement was in effect.

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8.                  Reports.  The Trust, on behalf of each Fund, and the Adviser agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request. Information and reports furnished by the Adviser to the Board and the officers of the Trust shall be at the Adviser’s expense. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for a Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Adviser may retain for its records copies of the records so surrendered. The Adviser further agrees to arrange for the preservation of any such records for the periods prescribed by Rule 31a-2 under the 1940 Act.

9.                  Status of Adviser.  The services of the Adviser to the Funds are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Funds are not impaired thereby. In addition, nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser who may also be a Trustee, officer or employee of the Trust or a Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

10.              Liability of Adviser.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to a Fund, or to any shareholder of a Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

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11.              Duration and Termination.  The term of this Agreement shall commence with respect to a Fund on the date set forth opposite the Fund’s name as set forth on Schedule A hereto (the “Effective Date”), provided that first it is approved by the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in Section 15(c) of the 1940 Act, and by the holders of a majority of the outstanding voting securities of the Fund, and shall continue in effect for the initial term set forth in Schedule A. This Agreement shall continue in effect with respect to a Fund after its initial term, provided such continuance is approved at least annually by (i) the Trust’s Board of Trustees or (ii) the vote of a majority of the outstanding voting securities of the Fund; and in either event by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party in the manner provided in Section 15(c) of the 1940 Act. Notwithstanding the foregoing, this Agreement may be terminated with respect to a Fund: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund’s outstanding voting securities, upon sixty (60) days’ written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days’ written notice to the Fund. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

As used in this Section 11, the terms “assignment,” “interested person” and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act and Rule 18f-2

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thereunder, subject to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretive guidance.

12.              Declaration of Trust.  The Adviser agrees that for services rendered to a Fund, or for any claim by it in connection with services rendered to a Fund, it shall look only to assets of that Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust.

13.              Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

14.              Severability.  If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.              Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and with such approvals as required by applicable law.

[The Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ASTON FUNDS on behalf of the series set forth in Schedule A

By:	/s/ Gerald F. Dillenburg
Name:	Gerald F. Dillenburg
Title	Senior Vice President

ASTON ASSET MANAGEMENT, LLC

By:	/s/ Stuart D. Bilton
Name:	Stuart D. Bilton
Title:	Chief Executive Officer

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SCHEDULE A

Fund	Effective Date†	Initial Term
ASTON/Anchor Capital Enhanced Equity Fund	May 30, 2014	December 31, 2015
ASTON/Barings International Fund	May 30, 2014	December 31, 2015
ASTON/Cornerstone Large Cap Value Fund	May 30, 2014	December 31, 2015
ASTON/DoubleLine Core Plus Fixed Income Fund	May 30, 2014	December 31, 2015
ASTON/Fairpointe Mid Cap Fund	May 30, 2014	December 31, 2015
ASTON/Guardian Capital Global Dividend Fund	May 30, 2014	December 31, 2015
ASTON/Harrison Street Real Estate Fund	May 30, 2014	December 31, 2015
ASTON/Herndon Large Cap Value Fund	May 30, 2014	December 31, 2015
ASTON/Lake Partners LASSO Alternatives Fund	May 30, 2014	December 31, 2015
ASTON/LMCG Emerging Markets Fund	May 30, 2014	December 31, 2015
ASTON/LMCG Small Cap Growth Fund	May 30, 2014	December 31, 2015
ASTON/Montag & Caldwell Balanced Fund	May 30, 2014	December 31, 2015
ASTON/Montag & Caldwell Growth Fund	May 30, 2014	December 31, 2015
ASTON/Montag & Caldwell Mid Cap Growth Fund	May 30, 2014	December 31, 2015
ASTON/Pictet International Fund	May 30, 2014	December 31, 2015
ASTON/River Road Dividend All Cap Value Fund	May 30, 2014	December 31, 2015
ASTON/River Road Dividend All Cap Value Fund II	May 30, 2014	December 31, 2015
ASTON/River Road Independent Value Fund	May 30, 2014	December 31, 2015
ASTON/River Road Long-Short Fund	May 30, 2014	December 31, 2015
ASTON/River Road Select Value Fund	May 30, 2014	December 31, 2015
ASTON/River Road Small Cap Value Fund	May 30, 2014	December 31, 2015
ASTON/Silvercrest Small Cap Fund	May 30, 2014	December 31, 2015
ASTON/TAMRO Diversified Equity Fund	May 30, 2014	December 31, 2015
ASTON/TAMRO Small Cap Fund	May 30, 2014	December 31, 2015
ASTON/TCH Fixed Income Fund	May 30, 2014	December 31, 2015

† The Effective Date will be the closing date of the transaction.

SCHEDULE B

Fund	Annual Fee Rate (as a percentage of average daily net assets)
ASTON/Anchor Capital Enhanced Equity Fund	0.70%
ASTON/Barings International Fund	1.00%
ASTON/Cornerstone Large Cap Value Fund	0.80%
ASTON/DoubleLine Core Plus Fixed Income Fund	0.55%
ASTON/Fairpointe Mid Cap Fund	0.80% for the first $100 million 0.75% for the next $300 million 0.70% over $400 million
ASTON/Guardian Capital Global Dividend Fund	0.80%
ASTON/Harrison Street Real Estate Fund	1.00%
ASTON/Herndon Large Cap Value Fund	0.80%
ASTON/Lake Partners LASSO Alternatives Fund	1.00%
ASTON/LMCG Emerging Markets Fund	1.05%
ASTON/LMCG Small Cap Growth Fund	1.00%
ASTON/Montag & Caldwell Balanced Fund	0.75%
ASTON/Montag & Caldwell Growth Fund	0.80% for the first $800 million 0.60% over $800 million up to $6 billion 0.55% over $6 billion up to $12 billion 0.50% over $12 billion
ASTON/Montag & Caldwell Mid Cap Growth Fund	0.85%
ASTON/Pictet International Fund	0.90%
ASTON/River Road Dividend All Cap Value Fund	0.70%
ASTON/River Road Dividend All Cap Value Fund II	0.70%
ASTON/River Road Independent Value Fund	1.00%
ASTON/River Road Long-Short Fund	1.20%
ASTON/River Road Select Value Fund	1.00%
ASTON/River Road Small Cap Value Fund	0.90%
ASTON/Silvercrest Small Cap Fund	1.00%
ASTON/TAMRO Diversified Equity Fund	0.80%
ASTON/TAMRO Small Cap Fund	0.90%
ASTON/TCH Fixed Income Fund	0.55%